Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Investor Relations

Telephone: (435) 634-3203

Fax: (435) 634-3205

FOR IMMEDIATE RELEASE:               October 29, 2014

SKYWEST, INC. ANNOUNCES THIRD QUARTER 2014 RESULTS

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today reported financial and operating results for the third quarter ended September 30, 2014.  Highlights are as follows:

•                  SkyWest’s net income was $41.3 million (inclusive of $15.3 million after-tax related to TRIP gain from below), or $0.79 per diluted share, for the quarter ended September 30, 2014. This compares to net income of $26.4 million, or $0.50 per diluted share, for the same period last year.

•                  Significant financial items related to the third quarter included:

•                  Operating income, which excludes TRIP gain, increased $2.9 million from the same period last year, despite the negative financial impact of FAR117 flight and duty rules implemented January 2014

•                  The completion of the Trip Linhas Aereas S.A. stock sale resulted in a pre-tax gain of $24.9 million and interest income of $2.1 million

•                  Operating revenues, after excluding a reduction in direct contract reimbursement for pass-through cost expenses, increased 1.9% compared to the prior period, despite a 6.0% reduction in departures and 3.8% reduction in block hours from the prior period

•                  Significant operational and commercial items include:

•                  16 ERJ145s were removed from contract during the third quarter of 2014.  SkyWest anticipates 18 ERJ145s will be removed during the fourth quarter of 2014, and 23 ERJ145s and 9 ERJ135s will be removed during the first half of 2015.

•                  As of September 30, 2014, SkyWest had 14 E175 jet aircraft in the United Airlines contract and took delivery of one additional E175 in October 2014.  SkyWest expects delivery of six additional E175 aircraft by December 31, 2014 and the remaining 19 additional aircraft by August 2015.

•                  ExpressJet appointed Alexandria Marren as its COO effective October 1, 2014

•                  Operational reliability at ExpressJet improved to 99.4% adjusted completion for the September 30, 2014 quarter from 99.0% from the same period last year

•                  SkyWest invested approximately $35.7 million for E175 specific spare parts, engines and tooling as of September 30, 2014.  SkyWest also invested $56.0 million into E175 ownership equity as of September 30, 2014.

Commenting on the results, Jerry C. Atkin, SkyWest’s Chairman and CEO said, “The increase in operating income from last year is positive news when factoring the significant cost impact of FAR117 we’ve experienced in 2014 and the reduction in departures and block hours since last year.” He continued, “As we pursue opportunities to remove our older 50-seat aircraft from service and add new larger dual-class aircraft, we are optimistic that our operational reliability and financial results will continue to improve.  We remain committed to our major partners and our process to improve both financial and operating performance.”

Financial Performance

Total operating revenues, excluding the significant direct contract reimburses for fuel, landing fees, station rents, and engine maintenance, increased by $12.7 million during the quarter ended September 30, 2014 from the same period last year.  The improvement was primarily due to certain contract renewals and modifications, operating additional E175 aircraft, and increased government subsidies for operating certain routes.

Flight crew costs and related crew hotels expenses associated with FAR117 and training costs for the introduction of the new E175 aircraft, that resulted in an increase of $13.8 million in operating costs compared to the quarter ended September 30, 2013.

Direct maintenance expense, excluding engine maintenance expense, decreased $12.2 million during the quarter ended September 30, 2014 compared to the same period last year due to a reduction in scheduled events and removal of older aircraft after June 30, 2013.  Certain other operating expenses, primarily related to the E175 aircraft and pro-rate operations, increased during the three months ended September 30, 2014 compared to the same period last year.

Liquidity

At September 30, 2014, SkyWest had $555.7 million in cash and marketable securities, compared to $467.0 million as of June 30, 2014 and $670.1 million as of December 31, 2013.  Cash and marketable securities decreased $114.4 million from December 31, 2013 to September 30, 2014, primarily due to SkyWest’s investment of approximately $91.7 million in E175 assets and E175 equity investment in the debt financing and timing of semi-annual aircraft lease payments resulting in an increase of prepaid aircraft rents of $20.3 million.  The cash and marketable securities balance increased from June 30, 2014 primarily due to pre-tax income generated during the quarter.

Long-term debt increased $130.8 million from December 31, 2013 to September 30, 2014.  During this period, $323.7 million of long-term debt was used for the 14 E175 aircraft delivered in 2014, offset by principal payments made on outstanding debt.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, Inc. (“SkyWest Airlines”), also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United Airlines, Inc. (“United”), Delta Air Lines, Inc. (“Delta”), American Airlines, Inc. (“American”) and US Airways, Inc., respectively.  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American, respectively. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,900 daily departures and a fleet of approximately 751 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “estimates”, “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations, uncertainties regarding operation of new aircraft, the impact of regulatory issues such as pilot rest rules and qualification requirements, and the ability to obtain aircraft financing.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will likely also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved; the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; the financial stability of SkyWest’s major partners and any potential impact of their financial condition on the operations of SkyWest, SkyWest Airlines, or ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”

(more)

SKYWEST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
OPERATING REVENUES:
Passenger	$815,867	$836,890	$2,372,054	$2,448,883
Ground handling and other	18,766	13,850	51,538	44,474
Total operating revenues	834,633	850,740	2,423,592	2,493,357

OPERATING EXPENSES:
Salaries, wages and benefits	315,766	306,887	944,253	904,625
Aircraft maintenance, materials and repairs	159,920	176,822	509,905	515,506
Aircraft rentals	72,899	80,928	232,682	245,330
Depreciation and amortization	65,822	61,135	192,389	183,309
Aircraft fuel	49,177	49,656	154,420	146,139
Ground handling services	31,114	30,541	100,446	98,235
Station rentals and landing fees	12,290	29,473	36,729	100,559
Special charges	—	—	4,713	—
Other operating expenses	68,565	59,124	203,507	177,363
Total operating expenses	775,553	794,566	2,379,044	2,371,066
OPERATING INCOME	59,080	56,174	44,548	122,291

OTHER INCOME (EXPENSE):
Interest income	2,549	567	3,608	3,164
Interest expense	(16,883)	(16,999)	(48,697)	(52,490)
Other, net	23,598	4,625	20,709	10,477
Total other expense, net	9,264	(11,807)	(24,380)	(38,849)

INCOME BEFORE INCOME TAXES	68,344	44,367	20,168	83,442
PROVISION FOR INCOME TAXES	27,006	17,973	16,455	33,094
NET INCOME	$41,338	$26,394	$3,713	$50,348

BASIC EARNINGS PER SHARE	$0.81	$0.51	$0.07	$0.97
DILUTED EARNINGS PER SHARE	$0.79	$0.50	$0.07	$0.96

Weighted average common shares:
Basic	51,322	51,881	51,324	51,841
Diluted	52,036	52,610	51,562	52,551

(more)

SKYWEST, INC.

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
Cash, restricted cash, and marketable securities	$555,665	$670,094
Other current assets	781,428	794,343
Total current assets	$1,337,093	$1,464,437

Property and equipment, net	2,918,705	2,611,793
Deposit on aircraft	40,000	40,000
Other long term assets	101,834	116,989
Total assets	$4,397,632	$4,233,219

Current liabilities	$659,911	$620,464
Long-term liabilities	2,308,651	2,177,816
Stockholders’ equity	1,429,070	1,434,939
Total liabilities and stockholder’s equity	$4,397,632	$4,233,219

Unaudited Operating Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014	2013	% Change		2014	2013	% Change
Operating Highlights
Passengers carried	15,630,168	15,929,930	(1.9)%		44,622,305	45,752,380	(2.5)%
Revenue passenger miles (000)	8,342,394	8,384,129	(0.5)%		23,783,610	23,903,670	(0.5)%
Available seat miles (000)	10,037,729	10,256,027	(2.1)%		28,767,497	29,515,445	(2.5)%
Passenger load factor	83.1%	81.7%	1.40	pts	82.7%	81.0%	1.70	pts
Passenger breakeven load factor	78.9%	77.9%	1.00	pts	82.8%	78.7%	4.10	pts
Yield per revenue passenger mile	$0.098	$0.100	(0.002)%		$0.100	$0.102	(0.002)%
Revenue per available seat mile	$0.083	$0.083	—		$0.084	$0.084	—
Cost per available seat mile	$0.079	$0.079	—		$0.084	$0.082	2.4%
Fuel cost per available seat mile	$0.005	$0.005	—		$0.005	$0.005	—
Average passenger trip length	534	526	1.5%		533	522	2.1%
Block hours	590,534	613,821	(3.8)%		1,716,419	1,795,523	(4.4)%
Departures	355,273	378,063	(6.0)%		1,029,619	1,102,801	(6.6)%

2014 Quarterly Fleet, Block Hour and ASM Production

	As of March 31, 2014	As of June 30, 2014	As of September 30, 2014	As of December 31, 2014
	(Actual)	(Actual)	(Actual)	(Estimate)
Fleet Summary
Regional Jets:
50 seats	509	501	491	451
65-76 seats	204	211	217	224
	713	712	708	675
Turbo props:
30 seats	45	45	43	40

Totals	758	757	751	715

	Q1 14	Q2 14	Q3 14	Q4 14	Totals
	(Actual)	(Actual)	(Actual)	(Estimate)
Block hour production	546,813	579,072	591,534	545,001	2,262,420
ASM production	9.0b	9.7b	10.0b	8.6b	37.3b